EXHIBIT 99.2


For Immediate Release:


            TIME WARNER'S AOL AND GOOGLE TO EXPAND STRATEGIC ALLIANCE

                     Creating Global Advertising Partnership

                Google to Invest $1 Billion for a 5% Stake in AOL

              Companies to Collaborate on Online Video Offering and
                 Make More AOL Content Available to Google Users

      Google Talk Instant Messaging Software to Communicate With AIM Users


MOUNTAIN VIEW, Calif., NEW YORK, NY, and DULLES, Va., December 20, 2005 - Google Inc. (NASDAQ: GOOG) and America Online, Inc., a wholly owned subsidiary of Time Warner Inc. (NYSE: TWX), today announced that they are expanding their current strategic alliance. The agreement creates a global online advertising partnership, makes more of AOL's industry-leading content available to Google users, and includes a $1 billion investment in AOL by Google. This strategic alliance expands on the original relationship between the two companies launched three years ago.

Time Warner Chairman and Chief Executive Officer Dick Parsons said: "We're very pleased to build significantly on our special relationship with Google in a way that will meaningfully strengthen AOL's position in the fast-growing online advertising business and help drive more advertisers to its Web properties. This agreement is key to fulfilling our commitment to realize the potential of AOL's very large online audience. As digital technologies continue to drive industries together, the great value and opportunity inherent in Time Warner's structure and array of premier businesses becomes increasingly clear. A critical piece of this strategic alliance will be our content, which we will be making more accessible to Google users."

Google Chief Executive Officer Eric Schmidt said: "AOL is one of Google's longest-standing partners, and we are thrilled to strengthen and expand our relationship. Today's agreement leverages technologies from both companies to connect Google users worldwide to a wealth of new content. We've also created a simple way for AOL Marketplace advertisers to buy and place search-related advertising across the AOL network. This partnership is an important next step for our companies."


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Serving Users and Advertisers

Under the strategic alliance, Google and AOL will continue providing search technology to AOL's network of Internet properties worldwide. The agreement's broad range of new features for users and advertisers include:

o Creating an AOL Marketplace through white labeling of Google's advertising technology - enabling AOL to sell search advertising directly to advertisers on AOL-owned properties;
o    Expanding display advertising throughout the Google network;
o    Making AOL content more accessible to Google Web crawlers;
o Collaborating in video search and showcasing AOL's premium video service within Google Video;
o Enabling Google Talk and AIM instant messaging users to communicate with each other, provided certain conditions are met; and
o    Providing AOL marketing credits for its Internet properties.

AOL and Google have also agreed to extend the term of their existing European relationship, and, subject to mutual agreement, they may extend the AOL Marketplace internationally. In addition, Google, AOL and Time Warner may choose to expand the new partnership to Time Warner's other advertising opportunities.

Google Investment in AOL

Google will invest $1 billion for an effective 5% equity stake in America Online, Inc., allowing the company to participate in AOL's future success. Google will become the only shareholder in AOL other than Time Warner. Time Warner will retain management control and full strategic flexibility over AOL, while Google will have certain customary minority shareholder rights, including those associated with any future sale or public offering of AOL.

Additional financial terms of the agreement were not disclosed.

Don Logan, Chairman of Time Warner's Media & Communications Group, said: "We look forward to working with Google to extend our successful paid-search partnership to other forms of advertising. In addition, we're excited about the potential for driving more traffic to our network of Internet properties. This agreement builds on our 2004 acquisition of Advertising.com and our other efforts to make AOL a more attractive advertising partner. We're confident that this partnership marks the next big step in making AOL an even more important player in online advertising."

Mr. Schmidt continued: "Our investment underscores our recognition of AOL as a valuable strategic asset and our desire both to contribute to and participate in its future success. We look forward to working with Dick Parsons and the management teams at Time Warner and AOL to take our already successful AOL relationship to even greater heights."

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Jonathan  Miller,  AOL's Chairman and Chief  Executive  Officer,  said: "AOL and
Google have a very successful history working together, and this is an opportunity to take it to a new level that will benefit both companies and the customers we serve. We are excited about working with Google on the next generation of AOL products, while further expanding our presence on the Web. This is a great moment for AOL."

About Google Inc.

Google's innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top web property in all major global markets. Google's targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

About America Online, Inc.

America Online, Inc. and its subsidiaries operate a leading network of Web brands and the largest Internet access subscription service in the United States. Brands include the AOL(R) service, the AOL.com(R) website, and the AIM(R), MapQuest(R), Moviefone(R), Netscape(R), CompuServe(R) and ICQ(R) services. America Online offers a range of digital services including the TotalTalk(R) voice service. The company also has operations in Canada and Europe. America Online, Inc. is based in Dulles, Virginia.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of Google Inc. and Time Warner Inc., and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the respective businesses of Google and Time Warner. More detailed information about these factors may be found in filings by Google or Time Warner, as applicable, with the Securities and Exchange Commission, including their respective most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Google and Time Warner are under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:
Time Warner                                 Google
-----------                                 -------
Edward Adler    (212) 484-6630              Lynn Fox    (650) 253-2642
Kathy McKiernan (212) 484-8043              David Krane (650) 253-4096

AOL
----
John Buckley            (703) 265-3289
Tricia Primrose-Wallace (703) 265-2896

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